For Immediate Release:

Investor Relations Contact: Joe Allman
Republic Airways Holdings
Tel. (317) 246-2612

Republic Airways Holdings Reports Fourth Quarter and Full Year 2013 Financial Results

Indianapolis, Indiana (February 26, 2014) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported fourth quarter 2013 income from continuing operations of $16.5 million, or $0.30 per diluted share, compared to $8.8 million, or $0.17 per diluted share from continuing operations in the prior year. Net income, which includes the results of discontinued operations at Frontier, increased 23.8% to $15.6 million for the fourth quarter of 2013, compared to $12.6 million in the same period in the prior year. Operating revenues for the quarter increased 5.8% to $346.5, million compared to $327.4 million for the fourth quarter of 2012.

Full year income from continuing operations increased 54.3% to $48.3 million, or $0.92 per diluted share, compared to $31.3 million, or $0.63 per diluted share for the full year 2012. For the full year 2013, the loss from discontinued operations was $21.6 million, compared to income of $20.0 million for 2012. The decrease in income from discontinued operations, net of tax, is primarily attributable to the loss on the disposal of Frontier.

"This was a transformational year for Republic," said Republic Airways Holdings Chairman, President and CEO Bryan Bedford. "The improved operating results are a reflection of our renewed focus on our core, fixed-fee operation and the expansion of flying under capacity purchase agreements with American, Delta and United." Bedford added, "With the successful sale of Frontier behind us, we can now give our full attention to the pressing challenges facing the regional airline industry."

The Company reported the following key metrics for the three months and years ended December 31:

	Three Months ended December 31,			Years ended December 31,
(Unaudited)	2013	2012	% Increase / (Decrease)	2013	2012	% Increase / (Decrease)
(in millions, except as noted)
Available seat miles (ASMs)	3,511	3,294	6.6%	13,486	13,437	0.4%
Block hours (hours)	194,676	176,079	10.6%	749,931	701,040	7.0%
Operating revenues	$346.5	$327.4	5.8%	$1,346.5	$1,377.4	(2.2)%
Pre-tax Income from continuing operations	$29.6	$13.6	117.6%	$81.3	$51.1	59.1%
Pre-tax Margin	8.5%	4.2%	4.3 pts	6.0%	3.7%	2.3 pts

EBITDA from continuing operations	$96.5	$82.7	16.7%	$341.7	$328.5	4.0%
EBITDA margin from continuing operations	27.8%	25.3%	2.5 pts	25.4%	23.8%	1.6 pts

Operating Revenue Highlights
Operating revenues increased $19.1 million, or 5.8%, from the fourth quarter of 2012 to $346.5 million in the fourth quarter of 2013. Fixed-fee service revenue increased $61.5 million, or 22.5%, to $334.9 million due to increased Q400 flying with United Airlines and new E175 flying with American Airlines. Passenger service revenue decreased $42.8 million due to the reduced number of E190 aircraft operating under pro-rate agreement with Frontier Airlines. That agreement terminated in February 2014.

Total operating revenues for 2013 decreased by 2.2% to $1,346.5 million compared to $1,377.4 million for 2012. Fixed-fee service revenues increased $174.0 million, or 15.8%, to $1,276.1 million due to increased Q400 flying with United Airlines, and the company's new E175 flying with American Airlines. Passenger service revenue decreased $201.6 million due to the removal of E190 aircraft operating under a pro-rate agreement with Frontier, which terminated in February 2014.

Operating Expense Highlights
Fuel expense for the fourth quarter of 2013 decreased $14.0 million, or 64.2%, to $7.8 million due to a 4.1 million gallon reduction in gallons consumed as a result of reduced E190 aircraft operations for Frontier. The fuel cost per gallon, including into-plane taxes and fees, increased to $3.62 per gallon in the fourth quarter of 2013, compared to $3.48 per gallon in the prior year's fourth quarter.

Fuel expense for the full year 2013 decreased $116.5 million, or 72.2%, to $44.9 million compared to $161.4 million for the prior year. Gallons consumed decreased 74.4% because of reductions in E190 aircraft under pro-rate operations at Frontier, and United paying for fuel directly beginning in June 2012. The fuel cost per gallon, including into-plane taxes and fees, increased to $3.60 per gallon during 2013, compared to $3.30 per gallon in the prior year.

Landing fees and airport rents decreased $6.5 million to $8.1 million for the quarter and $15.1 million to $46.4 million for the full year 2013. Beginning in June 2013, landing fee expense and the related pass-through reimbursement revenue from United fixed-fee operations were no longer incurred as United began paying airports directly for its landing fee costs.

Discontinued Operations
The company classified its Frontier business as discontinued operations effective November 30, 2013, due to the sale of the airline to Indigo Partners LLC (Indigo). The transaction closed in early December 2013. The company received net cash proceeds of approximately $76.6 million.

The impact of discontinued operations, net of tax decreased $4.7 million, from income of $3.8 million during the fourth quarter of the prior year, to a loss of $0.9 million in the fourth quarter of 2013. For the full year 2013, the loss from discontinued operations was $21.6 million. The decrease in income from discontinued operations, net of tax, is primarily attributable to the company's loss on the disposal of Frontier.

Fleet Highlights
As of December 31, 2013, Republic operated a fleet of 258 aircraft. Within our fixed-fee and charter agreements, we operated 72 aircraft with 44-50 seats and 184 aircraft with 69-99 seats.

In addition, we operated two 99-seat aircraft under the pro-rate agreement with Frontier, down from twelve 99-seat aircraft operated in pro-rate service during the fourth quarter of 2012. The E190 pro-rate agreement with Frontier terminated in February 2014. Five E190s previously operating under pro-rate operations at Frontier will be subleased off-shore to another airline. The remaining five E190s will continue to operate under a fixed-fee charter service agreement.

During the fourth quarter of 2013, the company took delivery of ten E175 aircraft related to its American Airlines E175 fixed-fee agreement. The company took delivery of 19 E175 aircraft during the year and 16 of those aircraft were operating by December 31, 2013. The company expects to take delivery of the remaining

28 E175 aircraft through the first quarter of 2015.

The company added one Q400 aircraft into operation during the fourth quarter of 2013. For the full year 2013, the company took delivery and placed into operation ten Q400 aircraft and currently has a total of 28 Q400 aircraft in operation.

Balance Sheet and Liquidity
The company's total cash balance increased $70.3 million to $300.7 million as of December 31, 2013, compared to December 31, 2012. Restricted cash increased $4.4 million, to $24.0 million, from December 31, 2012, due to the escrow requirements under our fixed-fee charter agreements. The Company's unrestricted cash balance increased $65.9 million, to $276.7 million, from December 31, 2012 due primarily to the net cash proceeds from the sale of Frontier. A consolidated balance sheet and summary cash flow statement have been included in the tables section of this release.

The Company's debt increased to $2.17 billion as of December 31, 2013, compared to $1.97 billion at December 31, 2012, primarily related to the financing of 19, new E175 aircraft purchased for our American Airlines fixed-fee agreement. As of December 31, 2013, approximately 96% of our debt is at a fixed interest rate. The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company's consolidated balance sheet. At a 6% discount factor, the present value of these lease obligations was approximately $0.59 billion and $0.70 billion as of December 31, 2013, and December 31, 2012, respectively.

Recent Developments
On February 11, 2014, the company updated its 2014 operating fleet plans to reflect its intent to reduce its operating fleet by up to 27 ERJ aircraft which the company anticipates will be removed from service by the end of the third quarter.

On February 14, 2014, the company announced that it reached a Tentative Agreement (TA) on a new four-year contract with the International Brotherhood of Teamsters (IBT) Local 357. Local 357 represents all of the company's pilots. The proposed contract includes increases in pay that will place Republic pilots at or near the top of its airline peers. It also includes improvements in work rules, quality of life enhancements and more flexibility in scheduling, as well as a significant signing bonus if ratified. The TA still must be presented to union members for review and a formal ratification vote, which, if it occurs, is expected to be completed in April 2014.

Corporate Information
Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines operate a combined fleet of more than 260 aircraft and offer scheduled passenger service on approximately 1,400 flights daily to 110 cities in the U.S. and Canada through fixed-fee flights operated under airline partner brands, including American Eagle, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately 5,800 aviation professionals. For more information on Republic Airways, please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its fourth quarter 2013 results tomorrow morning (Thursday, February 27, 2014) at 11:00 a.m. EST. This call is being webcast by Thomson/Reuters and can be accessed at the Republic Airways Holdings' website at www.rjet.com. Those wishing to participate can do so by calling 877-280-4958. International callers can participate by calling +1-857-244-7315; the passcode is 79045846.

To listen to a telephone replay of the webcast, call 888-286-8010 and use password 84527467. International telephone replay will be available by calling +1-617-801-6888 and using the same password. The replay will be available from February 27, 2014 at 3:00 p.m. EST until 11:59 p.m. EST March 6, 2014.

Additional Information

In addition to historical information, this release contains forward-looking statements. Republic Airways Holdings Inc. may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways' beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (In millions, except per share amounts) (Unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2013	2012	% Increase / (Decrease)	2013	2012	% Increase / (Decrease)
OPERATING REVENUES
Fixed-fee service	$334.9	$273.4	22.5%	$1,276.1	$1,102.1	15.8%
Passenger service	4.7	47.5	(90.1)%	46.3	247.9	(81.3)%
Charter and other	6.9	6.5	6.2%	24.1	27.4	(12.0)%
Total operating revenues	346.5	327.4	5.8%	1,346.5	1,377.4	(2.2)%
OPERATING EXPENSES
Wages and benefits	85.5	80.8	5.8%	342.1	308.4	10.9%
Aircraft fuel	7.8	21.8	(64.2)%	44.9	161.4	(72.2)%
Landing fees and airport rents	8.1	14.6	(44.5)%	46.4	61.5	(24.6)%
Aircraft and engine rent	31.0	24.6	26.0%	122.6	110.7	10.7%
Maintenance and repair	67.6	57.2	18.2%	251.6	235.3	6.9%
Insurance and taxes	6.6	6.1	8.2%	25.1	24.7	1.6%
Depreciation and amortization	40.2	40.3	(0.2)%	150.7	160.0	(5.8)%
Promotion and sales	0.2	2.6	(92.3)%	2.3	12.8	(82.0)%
Impairment charges	—	—	—%	21.2	—	100.0%
Other	43.2	37.0	16.8%	148.6	134.1	10.8%
Total operating expenses	290.2	285.0	1.8%	1,155.5	1,208.9	(4.4)%

OPERATING INCOME	56.3	42.4	32.8%	191.0	168.5	13.4%
OTHER INCOME (EXPENSE)
Interest expense	(29.1)	(28.9)	0.7%	(112.2)	(117.6)	(4.6)%
Other - net	2.4	0.1	2,300.0%	2.5	0.2	1,150.0%
Total other expense	(26.7)	(28.8)	(7.3)%	(109.7)	(117.4)	(6.6)%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	29.6	13.6	117.6%	81.3	51.1	59.1%

INCOME TAX EXPENSE	13.1	4.8	172.9%	33.0	19.8	66.7%

INCOME FROM CONTINUING OPERATIONS	16.5	8.8	87.5%	48.3	31.3	54.3%

Income (loss) from discontinued operations, net of tax (loss on disposal of discontinued operations of $5.9 million and $53.8 million in 2013)	(0.9)	3.8	(123.7)%	(21.6)	20.0	(208.0)%

NET (LOSS) INCOME	$15.6	$12.6	23.8%	$26.7	$51.3	(48.0)%

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (In millions, except per share amounts) (Unaudited)

INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE - BASIC	0.33	0.18	83.3%	0.98	0.65	50.8%
INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE - DILUTED	0.30	0.17	76.5%	0.92	0.63	46.0%
NET INCOME PER COMMON SHARE - BASIC	0.31	0.26	19.2%	0.54	1.06	(49.1)%
NET INCOME PER COMMON SHARE - DILUTED	0.29	0.25	16.0%	0.52	1.02	(49.0)%

Weighted average common shares
Basic	49.5	48.5	2.1%	49.2	48.5	1.4%
Diluted	54.9	52.7	4.2%	54.6	51.4	6.2%

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share amounts) (Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$276.7	$210.8
Restricted cash	24.0	19.6
Receivables, net of allowance for doubtful accounts of $1.5 and $1.3, respectively	48.3	40.2
Inventories	71.9	72.8
Prepaid expenses and other current assets	17.7	12.2
Assets held for sale	—	756.7
Deferred income taxes	15.7	31.3
Total current assets	454.3	1,143.6
Aircraft and other equipment, net	2,563.6	2,311.2
Maintenance deposits	36.6	28.1
Other assets	216.8	172.3
Total assets	$3,271.3	$3,655.2
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$276.2	$220.7
Accounts payable	28.9	22.8
Accrued liabilities	163.8	148.4
Liabilities held for sale	—	522.2
Total current liabilities	468.9	914.1
Long-term debt, less current portion	1,890.6	1,752.0
Deferred credits and other non-current liabilities	100.7	91.0
Deferred income taxes	260.4	384.6
Total liabilities	2,720.6	3,141.7
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value; one vote per share;150,000,000 shares authorized; 59,720,631 and 58,529,449 shares issued and 49,525,594 and 48,558,312 shares outstanding, respectively	—	—
Additional paid-in-capital	420.2	412.1
Treasury stock, 9,333,266 shares at cost	(181.8)	(181.8)
Accumulated other comprehensive loss	(2.6)	(5.0)
Accumulated earnings	314.9	288.2
Total stockholders' equity	550.7	513.5
Total liabilities and stockholders' equity	$3,271.3	$3,655.2

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions)

	Years Ended December 31,
	2013	2012

NET CASH FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS	$240.6	$220.8

INVESTING ACTIVITIES:
Purchase of aircraft and other equipment	(476.0)	(24.4)
Proceeds from sale of other assets	46.2	84.2
Aircraft deposits	(30.0)	—
Other, net	(4.3)	(0.4)

NET CASH FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS	$(464.1)	$59.4

FINANCING ACTIVITIES:
Payments on debt	(205.6)	(197.6)
Proceeds from debt issuance and refinancing	470.0	6.2
Payments on early extinguishment of debt and refinancing	(58.7)	(52.0)
Proceeds from exercise of stock options	4.1	—
Other, net	(4.1)	(0.5)

NET CASH FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS	$205.7	$(243.9)

DISCONTINUED OPERATIONS
Cash from operating activities	90.3	29.7
Cash from investing activities	70.0	(20.3)
Cash from financing activities	(40.1)	(17.8)

LESS: NET CASH FROM DISCONTIUED OPERATIONS, excluding proceeds from sale of Frontier of $83.7 million in 2013.	36.5	(8.4)

NET CHANGES IN CASH AND CASH EQUIVALENTS	65.9	36.3
CASH AND CASH EQUIVALENTS—Beginning of period	$210.8	$174.5
CASH AND CASH EQUIVALENTS—End of period	$276.7	$210.8

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES UNAUDITED OPERATING HIGHLIGHTS

	Three Months Ended December 31,
	2013	2012	Change
Operating Highlights – Republic
Operating aircraft at period end:
44-50 seats	72	71	1.4%
69-99 seats	186	155	20.0%
Block hours[5]	194,676	176,079	10.6%
Departures	113,195	102,662	10.3%
Passengers carried	5,588,810	5,163,017	8.2%
Revenue passenger miles ("RPM") (millions)[1]	2,689	2,560	5.0%
Available seat miles ("ASM") (millions)[2]	3,511	3,294	6.6%
Passenger load factor[3]	76.6%	77.7%	-1.1 pts
Total cost per ASM, including interest expense (cents)[4]	9.03	9.53	(5.2)%
Cost per ASM, including interest expense and excluding fuel expense (cents)	8.80	8.86	(0.7)%
Gallons consumed	2,152,181	6,272,203	(65.7)%
Average cost per gallon	$3.62	$3.48	4.0%
Average daily utilization of each aircraft (hours)[6]	9.7	9.3	4.3%
Average stage length (miles)	468	482	(2.9)%
Average seat density	66	67	(1.5)%

1.	Revenue passenger miles are the number of scheduled miles flown by revenue passengers.

2.	Available seat miles are the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

3.	Passenger load factor is revenue passenger miles divided by available seat miles.

4.	Total operating costs divided by available seat miles.

5.	Hours from takeoff to landing, including taxi time.

6.	Average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES UNAUDITED OPERATING HIGHLIGHTS

	Years Ended December 31,
	2013	2012	Change
Operating Highlights – Republic
Operating aircraft at period end:
44-50 seats	72	71	1.4%
69-99 seats	186	155	20.0%
Block hours[6]	749,931	701,040	7.0%
Departures	440,255	409,058	7.6%
Passengers carried	21,498,826	20,112,289	6.9%
Revenue passenger miles ("RPM") (millions) [2]	10,290	10,120	1.7%
Available seat miles ("ASM") (millions) [3]	13,486	13,437	0.4%
Passenger load factor [4]	76.3%	75.3%	1.0 pts
Cost per ASM, including interest expense (cents) [5]	9.38	9.87	(5.0)%
Cost per ASM, including interest expense and excluding fuel expense (cents)	9.05	8.67	4.4%
Gallons consumed[1]	12,481,012	48,842,044	(74.4)%
Average cost per gallon	$3.60	$3.30	9.1%
Average daily utilization of each aircraft (hours) [7]	9.7	9.8	(1.0)%
Average length of aircraft flight (miles)	472	490	(3.7)%
Average seat density	65	67	(3.0)%

1.
Includes $48.2 million of fuel expense reimbursement for the year ended December 31, 2012. Effective July 1, 2012, United agreed to supply fuel directly to our flights under its code-share agreements and the Company will no longer recognize the cost of fuel and related revenue for fuel used under the United code-share agreement. Only fuel for pro-rate and fixed-fee charter flying is included in the fuel amount for the year ended December 31, 2013.

2.	Revenue passenger miles are the number of scheduled miles flown by revenue passengers.

3.	Available seat miles are the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

4.	Passenger load factor is revenue passenger miles divided by available seat miles.

5.	Total operating costs divided by available seat miles.

6.	Hours from takeoff to landing, including taxi time.

7.	Average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to its comparable GAAP basis financial measures. The company believes that the non-GAAP financial measures provide investors meaningful measurements of the Company's financial performance.

Non-GAAP Reconciliation of Income from Continuing Operations to EBITDA from Continuing Operations

	Three Months ended December 31,			Years ended December 31,
($ in millions)	2013	2012	% Increase / (Decrease)	2013	2012	% Increase / (Decrease)
Income from continuing operations	16.5	8.8	87.5%	48.3	31.3	54.3%
Adjust:
Interest and other expense	26.7	28.8	(7.3)%	109.7	117.4	(6.6)%
Income tax expense	13.1	4.8	172.9%	33.0	19.8	66.7%
Depreciation and amortization	40.2	40.3	(0.2)%	150.7	160.0	(5.8)%
EBITDA	$96.5	$82.7	16.7%	$341.7	$328.5	4.0%

Total operating revenues	$346.5	$327.4	5.8%	$1,346.5	$1,377.4	(2.2)%
Pre-tax income	$29.6	$13.6	117.6%	$81.3	$51.1	59.1%
Pre-tax margin	8.5%	4.2%	4.3 pts	6.0%	3.7%	2.3 pts
EBITDA	$96.5	$82.7	16.7%	$341.7	$328.5	4.0%
EBITDA margin	27.8%	25.3%	2.5 pts	25.4%	23.8%	1.6 pts